Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-290665 and 333-290665-01
Pricing Supplement Dated September 25, 2026 (To Prospectus dated December 8, 2025, Series A Prospectus Supplement dated December 8, 2025 and Product Supplement No. WF-1 dated December 8, 2025)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities—Auto-Callable with Contingent Downside

$3,000,000 Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

◼Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index (each referred to as an “Underlying”)

◼Unlike ordinary debt securities, the Securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below.  Whether the Securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the closing level of the Lowest Performing Underlying on the relevant Call Date.  The Lowest Performing Underlying on any Call Date is the Underlying that has the lowest closing level on that Call Date as a percentage of its Starting Value

◼Automatic Call.  If the closing level of the Lowest Performing Underlying on any Call Date is greater than or equal to its Call Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date. The Call Premium applicable to each Call Date is a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of approximately 11.00% per annum. The Call Value for each Underlying is 95% of its Starting Value

Call Date

Call Premium

September 30, 2027

11.00% of the principal amount

March 30, 2028

16.50% of the principal amount

October 2, 2028

22.00% of the principal amount

April 2, 2029

27.50% of the principal amount

October 1, 2029

33.00% of the principal amount

April 1, 2030

38.50% of the principal amount

September 30, 2030

44.00% of the principal amount

March 31, 2031

49.50 % of the principal amount

September 30, 2031

55.00% of the principal amount

March 30, 2032

60.50% of the principal amount

September 27, 2032 (the “Final Calculation Day”)

66.00% of the principal amount

◼Maturity Payment Amount. If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security depending on the closing level of the Lowest Performing Underlying on the Final Calculation Day as follows:

■If the closing level of the Lowest Performing Underlying on the Final Calculation Day is less than its Call Value, but greater than or equal to its Threshold Value, you will receive the principal amount of your Securities

■If the closing level of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will have full downside exposure to the decrease in the level of the Lowest Performing Underlying from its Starting Value, and you will lose more than 25%, and possibly all, of the principal amount of your Securities.

◼The Threshold Value for each Underlying is 75% of its Starting Value

◼Investors may lose a significant portion, or all, of the principal amount

◼ Your return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Call Date. You will not benefit in any way from the performance of the better performing Underlyings. Therefore, you will be adversely affected if any Underlying performs poorly, even if the other Underlyings perform favorably

◼Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing level of the Lowest Performing Underlying on the applicable Call Date significantly exceeds its Starting Value. You will not participate in any appreciation of any Underlying beyond the applicable fixed Call Premium

◼All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities

◼Securities will not be listed on any securities exchange

The initial estimated value of the Securities as of the Pricing Date is $993.10 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement and “Structuring the Securities” on page PS-27 of this pricing supplement for additional information.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$1.00	$999.00
Total	$3,000,000.00	$3,000.00	$2,997,000.00

(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $0.50 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Terms of the Securities

Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlyings:

The Russell 2000® Index (Bloomberg symbol: “RTY”), the Dow Jones Industrial Average® (Bloomberg symbol: “INDU”) and the S&P 500® Equal Weight Index (Bloomberg symbol: “SPW”), each a price return index.

Pricing Date:	September 25, 2026.
Issue Date:	September 30, 2026.
Maturity Date:

September 30, 2032, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”. The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:

If the closing level of the Lowest Performing Underlying on any Call Date is greater than or equal to its Call Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus the Call Premium applicable to the relevant Call Date. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.

Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing level of the Lowest Performing Underlying on the applicable Call Date significantly exceeds its Call Value. You will not participate in any appreciation of any Underlying beyond the applicable Call Premium.

If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date.  You will not receive any notice from us if the Securities are automatically called.

Call Dates and Call Premiums:

The Call Premium applicable to each Call Date is a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of approximately 11.00% per annum.

The actual Call Premium and payment per Security upon an automatic call that are applicable to each Call Date are the amounts specified in the table below.

Call Date

Call Premium

Payment per Security upon an Automatic Call

September 30, 2027

11.00% of the principal amount

$1,110.00

March 30, 2028

16.50% of the principal amount

$1,165.00

October 2, 2028

22.00% of the principal amount

$1,220.00

April 2, 2029

27.50% of the principal amount

$1,275.00

October 1, 2029

33.00% of the principal amount

$1,330.00

April 1, 2030

38.50% of the principal amount

$1,385.00

September 30, 2030

44.00% of the principal amount

$1,440.00

March 31, 2031

49.50 % of the principal amount

$1,495.00

September 30, 2031

55.00% of the principal amount

$1,550.00

March 30, 2032

60.50% of the principal amount

$1,605.00

September 27, 2032

66.00% of the principal amount

$1,660.00

We refer to September 27, 2032 as the “Final Calculation Day.”

The Call Dates are subject to postponement as described below in “—Market Disruption Events and Postponement

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Provisions”.
Call Settlement Date:

Three business days after the applicable Call Date (as each such Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable); provided that the Call Settlement Date for the last Call Date is the Maturity Date.

Maturity Payment Amount:

If the Securities are not automatically called, you will be entitled to receive on the Maturity Date a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will equal:

•if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Call Value but greater than or equal to its Threshold Value:
         $1,000; or

•if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:

$1,000 × Performance Factor of the Lowest Performing Underlying on the Final Calculation Day

If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will lose more than 25%, and possibly all, of the principal amount of your Securities on the Maturity Date.

Lowest Performing Underlying:	For any Call Date, the “Lowest Performing Underlying” will be the Underlying with the lowest Performance Factor on that Call Date.
Performance Factor:	With respect to an Underlying on any Call Date, its closing level on such Call Date divided by its Starting Value (expressed as a percentage).
Closing Level:

With respect to each Underlying, closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.

Starting Value:

With respect to the Russell 2000® Index: 2,837.552, its closing level on the Pricing Date.

With respect to the Dow Jones Industrial Average®: 51,828.62, its closing level on the Pricing Date.

With respect to the S&P 500® Equal Weight Index: 8,559.69, its closing level on the Pricing Date.

Ending Value:	With respect to each Underlying, its closing level on the Final Calculation Day.
Call Value:

With respect to the Russell 2000® Index: 2,695.6744, which is equal to 95% of its Starting Value.

With respect to the Dow Jones Industrial Average®: 49,237.189, which is equal to 95% of its Starting Value.

With respect to the S&P 500® Equal Weight Index: 8,131.7055, which is equal to 95% of its Starting Value.

Threshold Value:

With respect to the Russell 2000® Index: 2,128.164, which is equal to 75% of its Starting Value.

With respect to the Dow Jones Industrial Average®: 38,871.465, which is equal to 75% of its Starting Value.

With respect to the S&P 500® Equal Weight Index: 6,419.7675, which is equal to 75% of its Starting Value.

Market Disruption Events and Postponement Provisions:

Each Call Date (including the Final Calculation Day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Call Dates and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Date (including the Final Calculation Day) is a “calculation day” and each Call Settlement Date (including the Maturity Date) is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Selling Agents:

BofAS and Wells Fargo Securities, LLC (“WFS”).

Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $1.00 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $0.50 per Security.

In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $0.50 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the six-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this six-month period.  If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Final Calculation Day of the Securities; provided that if the closing level of the Lowest Performing Underlying on the date of acceleration is equal to or greater than its Call Value, then the Maturity Payment Amount will be calculated using a call premium that is prorated to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09712HBB7

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Additional Information about BofA Finance, the Guarantor and the Securities

The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:

•Product Supplement No. WF-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311329/d51848d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Investor Considerations

The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:

■believe that the closing level of the Lowest Performing Underlying will be greater than or equal to its Call Value on one of the Call Dates;

■seek the potential for a fixed return if the Lowest Performing Underlying has appreciated or depreciated by not more than 5% as of any of the Call Dates in lieu of full participation in any potential appreciation of any or all of the Underlyings;

■are willing to accept the risk that, if the closing level of the Lowest Performing Underlying is less than its Call Value on each Call Date, they will not receive any positive return on their investment in the Securities;

■are willing to accept the risk that, if the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, they will be fully exposed to the decline in the Lowest Performing Underlying from its Starting Value and will lose more than 25%, and possibly all, of the principal amount of their Securities at maturity;

■understand that the term of the Securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Date if the Securities are called on an earlier Call Date;

■understand that the return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Call Date and that they will not benefit in any way from the performance of the better performing Underlyings;

■understand that the Securities are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of each Underlying;

■understand and are willing to accept the full downside risks of each Underlying;

■are willing to forgo interest payments on the Securities and dividends on securities included in the Underlyings; and

■are willing to hold the Securities until maturity.

The Securities may not be an appropriate investment for investors who:

■seek a liquid investment or are unable or unwilling to hold the Securities to maturity;

■require full payment of the principal amount of the Securities at maturity;

■  believe that the closing level of the Lowest Performing Underlying will be less than its Call Value on each Call Date;

■  seek a security with a fixed term;

■are unwilling to accept the risk that, if the closing level of the Lowest Performing Underlying is less than its Call Value on each Call Date, they will not receive any positive return on their investment in the Securities;

■are unwilling to accept the risk that the closing level of the Lowest Performing Underlying on the Final Calculation Day may decline by more than 25% from its Starting Value to its Ending Value;

■are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price set forth on the cover page of this pricing supplement;

■  seek current income;

■  are unwilling to accept the risk of exposure to the Underlyings;

■seek exposure to a basket composed of each Underlying or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Lowest Performing Underlying;

■seek exposure to the upside performance of any or each Underlying beyond the applicable Call Premiums;

■are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlyings generally, or to obtain exposure to the Underlyings that the Securities provide specifically; or

■prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlyings, please see the sections titled “The Russell 2000® Index,” “The Dow Jones Industrial Average®” and “The S&P 500® Equal Weight Index” below.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Selected Risk Considerations

The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value of the Lowest Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Securities.

Any positive investment return on the Securities is limited. You will not participate in any increase in the levels of the Underlyings. Any positive investment return is limited to the applicable Call Premium, if any, regardless of the extent to which the closing level of any Underlying on any Call Date exceeds its Call Value. In contrast, a direct investment in the securities included in the Underlyings would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Securities may be less than a comparable investment directly in the securities included in or held by the Underlyings. There is no guarantee that the Securities will be called for more than the principal amount, and it is possible you will not receive any positive return on the Securities.

The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the closing level of any Underlying exceeds its Starting Value, Call Value or Threshold Value on any Call Date.

The Call Premium or Maturity Payment Amount, as applicable, will not reflect the levels of the Underlyings other than on the Call Dates. The levels of the Underlyings during the term of the Securities other than on the Call Dates will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Securities, as the performance of the Underlyings may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the Call Premium or the Maturity Payment Amount, as applicable, by comparing only the Call Value or Threshold Value, as applicable, to the closing level of the Lowest Performing Underlying on the applicable Call Date. No other levels of the Underlyings will be taken into account. As a result, if the Securities are not automatically called, and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the level of each Underlying was always above its Threshold Value prior to the Final Calculation Day.

The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on any Call Date, the closing level of the Lowest Performing Underlying is greater than or equal to its Call Value. If the Securities are automatically called, you will be entitled to receive the principal amount and the applicable Call Premium with respect to the applicable Call Date, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to receive payment of any higher call premium that otherwise would be payable after the date of the automatic call. If the Securities are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.

Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing level of one Underlying is always greater than or equal to its Call Value or Threshold Value. Your Securities are linked to the lowest performing of the Underlyings, and a change in the level of one Underlying may not correlate with changes in the level of the other Underlying(s).  The Securities are not linked to a basket composed of the Underlyings, where the depreciation in the level of one Underlying could be offset to some extent by the appreciation in the level of the other Underlying(s).  In the case of the Securities, the individual performance of each Underlying would not be combined, and the depreciation in the level of one Underlying would not be offset by any appreciation in the level of the other Underlying(s).  Even if the closing level of an Underlying is at or above its Call Value on a Call Date, the Securities will not be automatically called, and you will not receive the Call Premium with respect to that Call Date, if the closing level of another Underlying is below its Call Value on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a significant portion or all of your principal if the Ending Value of the Lowest Performing Underlying is below its Threshold Value.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed. A Call Date (including the Final Calculation Day) with respect to an Underlying will be postponed if the applicable originally scheduled Call Date is not a trading day with respect to any Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Underlying on that Call Date. If such a postponement occurs with respect to an Call Date other than the Final Calculation Day, then the related Call Settlement Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the last Final Calculation Day as postponed.

Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities. The Securities are our unsecured senior debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment on an automatic call or the Maturity Payment Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable payment date, regardless of the closing level of the Lowest Performing Underlying as compared to its Call Value or Threshold Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities.  However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the levels of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.

Valuation- and Market-related Risks

The public offering price you are paying for the Securities exceeds their initial estimated value. The initial estimated value of the Securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Pricing Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: levels of the Underlyings at such time; volatility of the Underlyings; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell the securities held by or included in the Underlyings, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own securities represented by the Underlyings, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the levels of the Underlyings in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may have adversely affected the levels of the Underlyings. Consequently, the levels of the Underlyings may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.

We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also may have engaged in hedging activities that could have adversely affected the levels of the Underlyings on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may adversely affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities, the Underlyings or the securities represented by the Underlyings and may hold or resell the Securities, the Underlyings or the securities represented by the Underlyings.  For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the levels of the Underlyings, the market value of your Securities prior to maturity or the amounts payable, if any, on the Securities.

If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

●Changes that affect the Underlyings may adversely affect the value of the Securities and any payments on the Securities.

●We and our affiliates have no affiliation with any index sponsor and have not independently verified their public disclosure of information.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

The Securities are subject to risks associated with small-size capitalization companies.  The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

Tax-related Risks

The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Hypothetical Examples and Returns

The payout profile, hypothetical returns and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Value, Call Value or Threshold Value of any Underlying. The hypothetical Starting Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value of any Underlying. The actual Starting Value, Call Value and Threshold Value for each Underlying are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Underlyings, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.

Call Premiums:

11.00% for the first Call Date, 16.50% for the second Call Date, 22.00% for the third Call Date, 27.50% for the fourth Call Date, 33.00% for the fifth Call Date, 38.50% for the sixth Call Date, 44.00% for the seventh Call Date, 49.50% for the eighth Call Date, 55.00% for the ninth Call Date, 60.50% for the tenth Call Date and 66.00% for the eleventh Call Date

Hypothetical Starting Value:	For each Underlying, 100.00
Hypothetical Call Value:	For each Underlying, 95.00 (95% of its hypothetical Starting Value)
Hypothetical Threshold Value:	For each Underlying, 75.00 (75% of its hypothetical Starting Value)

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Hypothetical Payout Profile

Hypothetical Payment at Maturity
Index
First Call Date
Second Call Date
Third Call Date
Fifth Call Date
Sixth Call Date
Seventh Call Date
Eighth Call Date
Ninth Call Date
Tenth Call Date
Eleventh Call Date
Fourth Call Date
Eleventh Call Date (Call Premium: 66.00%)
Tenth Call Date (Call Premium: 60.50%)
Ninth Call Date (Call Premium: 55.00%)
Eigth Call Date (Call Premium: 49.50%)
Seventh Call Date (Call Premium: 44.00%)
Sixth Call Date (Call Premium: 38.50%)
Fifth Call Date (Call Premium: 33.00%)
Fourth Call Date (Call Premium: 27.50%)
Third Call Date (Call Premium: 22.00%)
Second Call Date (Call Premium: 16.50%)
First Call Date (Call Premium: 11.00%)
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
25% Contingent Downside Protection
95% Call Threshold
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Underlying from Pricing Date to Applicable Call Date

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Hypothetical Returns

If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st Call Date	$1,110.00	11.00%
2nd Call Date	$1,165.00	16.50%
3rd Call Date	$1,220.00	22.00%
4th Call Date	$1,275.00	27.50%
5th Call Date	$1,330.00	33.00%
6th Call Date	$1,385.00	38.50%
7th Call Date	$1,440.00	44.00%
8th Call Date	$1,495.00	49.50%
9th Call Date	$1,550.00	55.00%
10th Call Date	$1,605.00	60.50%
11th Call Date	$1,660.00	66.00%

If the Securities are not automatically called:

Hypothetical Performance Factor of the Lowest Performing Underlying on the Final Calculation Day(1)	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
75.00%	$1,000.00	0.00%
74.00%	$740.00	-26.00%
50.00%	$500.00	-50.00%
25.00%	$250.00	-75.00%
0.00%	$0.00	-100.00%

(1)The Performance Factor of the Lowest Performing Underlying on the Final Calculation Day is equal to its Ending Value divided by its Starting Value (expressed as a percentage).

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Hypothetical Examples Of Payment Upon An Automatic Call Or At Maturity

Example 1. The closing level of the Lowest Performing Underlying on the first Call Date is greater than its Call Value, and the Securities are automatically called on the first Call Date:

Russell 2000® Index		Dow Jones Industrial Average®	S&P 500® Equal Weight Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical Call Value:	95.00	95.00	95.00
Hypothetical closing level on first Call Date:	140.00	135.00	130.00
Performance Factor on first Call Date (closing level on first Call Date divided by Starting Value):	140.00%	135.00%	130.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the first Call Date.

In this example, the S&P 500® Equal Weight Index has the lowest Performance Factor on the first Call Date and is, therefore, the Lowest Performing Underlying on the first Call Date.

Step 2: Determine the payment upon automatic call.

Because the hypothetical closing level of the Lowest Performing Underlying on the first Call Date is greater than its hypothetical Call Value, the Securities are automatically called on the first Call Date and you will receive on the related Call Settlement Date the principal amount of your Securities plus a Call Premium of 11.00% of the principal amount. Even though the Lowest Performing Underlying on the first Call Date appreciated by 30.00% from its Starting Value to its closing level on the first Call Date in this example, your return is limited to the Call Premium of 11.00% that is applicable to such Call Date.

On the Call Settlement Date, you would receive $1,110.00 per Security.

Example 2. The Securities are not automatically called prior to the last Call Date (the Final Calculation Day). The closing level of the Lowest Performing Underlying on the Final Calculation Day is greater than its Call Value, and the Securities are automatically called on the Final Calculation Day:

	Russell 2000® Index	Dow Jones Industrial Average®	S&P 500® Equal Weight Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical Call Value:	95.00	95.00	95.00
Hypothetical closing levels on Call Dates prior to the Final Calculation Day:	Various (all below Call Value)	Various (all below Call Value)	Various (all below Call Value)
Hypothetical closing level on Final Calculation Day (i.e., the Ending Value):	110.00	107.00	99.00
Performance Factor on Final Calculation Day (Ending Value divided by Starting Value):	110.00%	107.00%	99.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the S&P 500® Equal Weight Index has the lowest Performance Factor on the Final Calculation Day and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the payment upon automatic call.

Because the hypothetical closing level of the Lowest Performing Underlying on each Call Date prior to the last Call Date (which is the Final Calculation Day) is less than its hypothetical Call Value, the Securities are not called prior to the Final Calculation Day. Because the hypothetical closing level of the Lowest Performing Underlying on the Final Calculation Day is greater than its hypothetical Call Value, the Securities are automatically called on the Final Calculation Day and you will receive on the related Call Settlement Date (which is the Maturity Date) the principal amount of your Securities plus a Call Premium of 66.00% of the principal amount.

On the Call Settlement Date (which is the Maturity Date), you would receive $1,660.00 per Security.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Example 3. The Securities are not automatically called. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Call Value but greater than its Threshold Value and the Maturity Payment Amount is equal to the principal amount:

	Russell 2000® Index	Dow Jones Industrial Average®	S&P 500® Equal Weight Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical Call Value:	95.00	95.00	95.00
Hypothetical closing levels on Call Dates prior to the Final Calculation Day:	Various (all below Call Value)	Various (all below Call Value)	Various (all below Call Value)
Hypothetical Ending Value:	115.00	110.00	85.00
Hypothetical Threshold Value:	75.00	75.00	75.00
Performance Factor on Final Calculation Day (Ending Value divided by Starting Value):	115.00%	110.00%	85.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the S&P 500® Equal Weight Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Because the hypothetical closing level of the Lowest Performing Underlying on each Call Date (including the Final Calculation Day) is less than its hypothetical Call Value, the Securities are not automatically called. Because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Call Value, but greater than its hypothetical Threshold Value, you would receive the principal amount of your Securities at maturity.

On the Maturity Date, you would receive $1,000.00 per Security.

Example 4. The Securities are not automatically called. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value and the Maturity Payment Amount is less than the principal amount:

	Russell 2000® Index	Dow Jones Industrial Average®	S&P 500® Equal Weight Index
Hypothetical Starting Value:	100.00	100.00	100.00
Hypothetical closing levels on Call Dates prior to the Final Calculation Day:	Various (all below Call Value)	Various (all above Call Value)	Various (all above Call Value)
Hypothetical Ending Value:	50.00	110.00	120.00
Hypothetical Threshold Value:	75.00	75.00	75.00
Performance Factor on Final Calculation Day (Ending Value divided by Starting Value):	50.00%	110.00%	120.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the Russell 2000® Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Because the hypothetical closing level of the Lowest Performing Underlying on each Call Date (including the Final Calculation Day) is less than its hypothetical Call Value, the Securities are not automatically called. Because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Threshold Value, you would lose a portion of the principal amount of your Securities and receive the Maturity Payment Amount equal to:

= $1,000 × Performance Factor of the Lowest Performing Underlying on the Final Calculation Day

= $1,000 × 50.00% = $500.00

On the Maturity Date, you would receive $500.00 per Security, resulting in a loss of 50.00%. As this example illustrates, if any Underlying depreciates below its Threshold Value on the Final Calculation Day, you will incur a loss on the Securities at maturity, even if the other Underlyings have appreciated or have not declined below their respective Threshold Values.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of FTSE Russell, the sponsor of the RTY, and S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of each of the INDU and the SPW. We refer to FTSE Russell and SPDJI as the “Underlying Sponsors”. The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “General Terms of the Securities—Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The Russell 2000® Index

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Securities.

Selection of Stocks Comprising the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Performance of the RTY

The following graph sets forth the daily historical performance of the RTY in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the RTY’s Threshold Value of 2,128.164, which is 75% of the RTY’s Starting Value of 2,837.552.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the Securities may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the RTY.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Securities.

FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Securities. The license agreement provides that the following language must be stated in this pricing supplement:

The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the Securities. FTSE Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Securities.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

The Dow Jones Industrial Average®

Unless otherwise stated, all information on the INDU provided in this pricing supplement is derived from Dow Jones Indexes, the marketing name and a licensed trademark of SPDJI. The INDU is a price-weighted index, which means an underlying stock’s weight in the INDU is based on its price per share rather than the total market capitalization of the issuer. The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The INDU is maintained by an Averages Committee comprised of three representatives of SPDJI and two representatives of The Wall Street Journal (the “WSJ”). Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the INDU are made entirely by the Averages Committee without consultation with the corporations represented in the INDU, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time for any reason. The companies currently represented in the INDU are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and The Nasdaq Stock Market.

The INDU initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU was increased to include 20 common stocks in 1916 and to include 30 common stocks in 1928. The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis. The INDU includes companies from nine main groups: Basic Materials; Consumer Goods; Consumer Services; Financials; Healthcare; Industrials; Oil & Gas; Technology; and Telecommunications.

Computation of the INDU

The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU. The current divisor of the INDU is published daily in the WSJ and other publications. In addition, other statistics based on the INDU may be found in a variety of publicly available sources.

Historical Performance of the INDU

The following graph sets forth the daily historical performance of the INDU in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the INDU’s Threshold Value of 38,871.465, which is 75% of the INDU’s Starting Value of 51,828.62.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

This historical data on the INDU is not necessarily indicative of the future performance of the INDU or what the value of the Securities may be. Any historical upward or downward trend in the level of the INDU during any period set forth above is not an indication that the level of the INDU is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the INDU.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “Dow Jones Industrial Average®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The INDU is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the INDU to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Securities. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Securities into consideration in determining, composing or calculating the INDU.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities.  There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones Indices LLC and its affiliates may

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities.  In addition, S&P Dow Jones Indices LLC and its affiliates may trade financial products which are linked to the performance of the INDU.  It is possible that this trading activity will affect the value of the Securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

The S&P 500® Equal Weight Index

The SPW is the equal weight version of the S&P 500® Index ("SPX").

The composition of the SPW is the same as the SPX. Constituent changes are incorporated in the SPW as and when they are made in the SPX. When a company is added to the SPW in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the SPW at a price of $0.00. In that case, the company’s replacement is added to the SPW at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The SPW is calculated and maintained in the same manner as the SPX, except that the constituents of the SPW are equally weighted rather than weighted by float-adjusted market capitalization. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s investible weight factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Securities.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds,

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

SPW Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Historical Performance of the SPW

The following graph sets forth the daily historical performance of the SPW in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the SPW’s Threshold Value of 6,419.7675, which is 75% of the SPW’s Starting Value of 8,559.69.

This historical data on the SPW is not necessarily indicative of the future performance of the SPW or what the value of the Securities may be. Any historical upward or downward trend in the level of the SPW during any period set forth above is not an indication that the level of the SPW is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the SPW.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPW is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the SPW to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPW is the licensing of the SPW and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPW is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Securities. S&P Dow Jones

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Securities into consideration in determining, composing or calculating the SPW. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the SPW will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, SPDJI and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities. In addition, SPDJI and its affiliates may trade financial products which are linked to the performance of the SPW. It is possible that this trading activity will affect the value of the Securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPW OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPW OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlyings. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, resulted in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.

The initial estimated value of the Securities as of the Pricing Date is set forth on the cover page of this pricing supplement.

In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Selected Risk Considerations” beginning on page PS-8 above and “Use of Proceeds” on page 15 of the accompanying prospectus.

Validity of the Securities

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Securities (the “Master Note”) identifying the Securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index due September 30, 2032

U.S. Federal Income Tax Summary

You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:

•There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.

•You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Underlyings. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 76 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

•Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

•Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.